

          EXHIBIT 11. - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                       1998                         1997                            1996
                                                   ------------                 ------------                    ------------

Class A common shares outstanding
 (stated value $.0292)                             $ 67,032,000                 $ 67,032,000                    $ 67,032,000

Class B common shares outstanding
 (stated value $70)                                       3,070                        3,070                           3,070
 Conversion of Class B shares to shares
 (One share of Class B for 2,400 shares of Class A)   7,368,000                    7,368,000                       7,368,000
                                                   ------------                 ------------                    ------------
Total                                                74,400,000                   74,400,000                      74,400,000
                                                   ============                 ============                    ============

Net income                                         $134,551,494                 $118,581,190                    $105,132,359
                                                   ============                 ============                    ============

Per-share amount                                        $1.81                        $1.59                           $1.41
                                                        =====                        =====                           =====


Note: At the Annual Meeting of the Company's shareholders held on May 1, 1996, the number of authorized shares of the Company's Class A Common Stock was increased pursuant to a vote of the shareholders and a three-for-one stock split was effected.

At the December 16, 1998 regular meeting of the board of directors of the Erie Indemnity Company, the board approved a stock repurchase plan beginning
January 1, 1999, under which the Company may repurchase as much as $70 million of its outstanding Class A common stock through December 31, 2001. The Company may purchase the shares from time to time in the open market or by privately negotiated transactions, depending on prevailing market conditions and alternative uses of the Company's capital.

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